Exhibit 99.2

CONTACT Intervoice, Inc. Stephanie Leonard + 1 (972) 454-8231 Stephanie.leonard@intervoice.com	FOR IMMEDIATE RELEASE

10-05

Leading Global Financial Services Firm Enhances Retail Banking
and Credit Card Services with Hosted Solutions from Intervoice

Omvia® Voice Framework from Intervoice Chosen by Longstanding Customer for Managed Services Order Currently Valued at Approximately $6.5M

DALLAS — March 22, 2005 — Intervoice, Inc. (NASDAQ: INTV), the world leader in converged voice and data solutions, today announced that a leading financial services firm selected the Intervoice Omvia® Voice Framework for a self-service retail banking application and a credit card services application. Both new systems will be hosted by Intervoice in its secure managed services environment. In addition, Intervoice announced the signing of a 14-month contract extension with the same financial services firm for other existing hosted services. The financial services firm has previously deployed customer service applications from Intervoice covering a wide range of other services such as electronic benefits transfer, auto loans and brokerage transactions. The combined value of the new orders and contract extension is currently estimated to be $6.5 million.

“The new orders as well as the existing contract extension demonstrate that the Intervoice managed services business model is the way of the future,” said Bob Ritchey, CEO and President of Intervoice. “The longstanding Intervoice business partner has embraced this model for its enhanced security and reliability. Our managed services deployment option decreases our customer’s risk of technology obsolescence and reduces their capital expenditures.”

Through its hosted managed services offering, Intervoice provides global turnkey management and monitoring of network-based services, applications and equipment. Intervoice gives companies the flexibility to choose from a variety of hosting and connectivity options for the deployment of their voice-enabled customer service applications. In order to service an organization’s unique requirements, systems can be managed at the customer premise, in a network co-location facility or at an Intervoice hosting facility.

“Our continuing partnership with the financial services firm validates the reliability of both our automation technology and operational expertise,” added Ritchey. “These orders underscore our commitment to meeting our customers’ needs for standards-based solutions across different business divisions now and in the future.”

Services associated with the two new orders and the contract extension are expected to be delivered beginning in the second quarter of 2005 and continuing through December, 2007. Based on current utilization estimates, incremental revenues of $1.9 million will be realized during the 16-month period beginning June 2005, and an additional $4.6 million in revenue will be realized during the 14-month extension period ending December 31, 2007. The contract includes provisions for the customer to elect to add capacity and services which would increase the value of the contract. Under minimum fee provisions of the contract, the customer is committed to purchase approximately $4.1 million in managed services. In addition, the new contract contains normal and customary cancellation provisions and penalties. It is not unusual for Intervoice to receive a commitment of this size, and the announcement of this commitment, or any commitment, in not indicative of Intervoice revenues for any fiscal reporting period.

About Intervoice
Intervoice, Inc. (NASDAQ: INTV) provides leading enterprises and network operators with the platform, software, applications and services necessary to optimize the customer experience through voice automation solutions. Omvia®, the open, standards-based Intervoice product suite, offers unparalleled flexibility for advanced multi-media messaging, portal, IVR and payment applications. The Company’s two marketing units focus on enterprise and network markets, providing solutions that improve operational efficiencies, drive revenue and increase customer satisfaction and loyalty. Building on more than 20 years of systems integration and service delivery experience, the Professional Services Agility Suite from Intervoice is designed to provide proven best practices toward design, implementation, and optimization of voice applications. Intervoice systems have been proven in more than 23,000 implementations worldwide at companies across a variety of industries including: Ameritrade, Amtrak, Atmos Energy, Citibank, CSX Transportation, MasterCard, O2, Rogers Wireless, SBC, Travelocity, Verizon and Vodafone. A Microsoft Certified Partner and Certified Partner for Learning Solutions, Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.

Intervoice has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations that are based on management’s current beliefs. All statements other than statements of historical fact in this press release are forward–looking statements. Readers are cautioned to read the risks and uncertainties, described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the risks and uncertainties set forth under the caption entitled “Cautionary Disclosures to Qualify Forward Looking Statements” in the Company’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Intervoice cautions current and potential investors that such risks and uncertainties could result in material differences from the forward-looking statements in this press release.

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